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                                                                   EXHIBIT 99.1
[EMERSON LOGO]
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                               NEWS & INFORMATION
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FOR:       EMERSON RADIO CORP.
           9 Entin Road
           Parsippany, NJ 07054-0430

CONTACT:   EMERSON RADIO CORP.           OR:    INVESTOR RELATIONS:
           John D. Florian                      Robert Maffei
           Deputy Chief Financial Officer       Investor Relations Manager
           (973) 428-2044                       (973) 428-2098

                                                EPOCH FINANCIAL GROUP, INC.
                                                Victor Thompson or
                                                Todd Atenhan
                                                (888) 917-5105

Monday, July 17, 2006

                              FOR IMMEDIATE RELEASE

 EMERSON RADIO ANNOUNCES THE RENEWAL OF LICENSE AGREEMENT WITH FUNAI CORPORATION

PARSIPPANY, NJ -- July 17, 2006 -- Emerson Radio Corp. (AMEX: MSN) announced today that it has extended its license agreement with Funai Corporation, Inc. ("Funai") until December 31, 2010.

This extension continues the licensing relationship that started in January 2001 and has already generated in excess of $2.5 billion in sales of Emerson(R) branded video products being distributed by Funai. The agreement continues with annual minimum royalty payments to be received by Emerson for licensing the Emerson(R) brand name to Funai. Under the terms of the license agreement, Funai manufactures, markets and distributes DVD players and recorders, a variety of televisions, including LCD (liquid crystal display) televisions, television combinations, dual decks, VCRs and VCR DVR recorders that bear the Emerson(R) brand name in North America.

In announcing the license extension, Adrian Ma, the Chairman and Chief Executive Officer of Emerson, said "We are extremely pleased that Funai has again agreed to extend the term of the license by an additional three years following the December 2005 amendment that extended the term through December 2007. The license agreement with Funai represents an excellent combination of Emerson's strong brand presence and Funai's established leadership in the manufacturing and distribution of quality video products."

Funai Corporation is a wholly owned subsidiary of Funai Electric Co., Ltd., of Japan, a leading supplier in the North American DVD market. Funai Corporation's web site is www.funai-corp.com.



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Emerson Radio Corp. (AMEX:MSN - News), founded in 1948, is headquartered in
Parsippany, N.J. The Company designs, markets and licenses, throughout the world, full lines of televisions and other video products, microwave ovens, clocks, clock radios, audio and home theater products.

This release contains "forward-looking statements" made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements reflect management's current knowledge, assumptions, judgment and expectations regarding future performance or events. Although management believes that the expectations reflected in such statements are reasonable, they give no assurance that such expectations will prove to be correct and you should be aware that actual results could differ materially from those contained in the forward-looking statements. Forward-looking statements are subject to a number of risks and uncertainties, including the risk factors detailed in the Company's reports as filed with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended March 31, 2006. The Company assumes no obligation to update the information contained in this news release.




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